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                                                                    EXHIBIT 3.01

                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               SNOWBALL.COM, INC.
                            (a Delaware corporation)

     Snowball.com, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following amendment to the Corporation's Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation's stockholders:

     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to effect a one (1) for six (6) reverse split of all of the Corporation's issued common stock, par value $0.001 per share (the "Common Stock"), whereby, automatically upon the filing of this Amendment with the Secretary of State of the State of Delaware, each six (6) issued shares of Common Stock shall be changed into one (1) share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation.

     In order to effectuate the amendment set forth above:

          (a) All of the Corporation's issued Common Stock, having a par value of $0.001 per share, is hereby changed into new Common Stock, having a par value of $0.001 per share, on the basis of one (1) new share of Common Stock for each six (6) shares of Common Stock issued as of the date of filing of the Amendment with the Secretary of State of the State of Delaware; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. Each stockholder who otherwise would be entitled to a fractional share as a result of such change shall have only a right to receive, in lieu thereof, a whole new share of Common Stock at no additional cost;

          (b) The Corporation's 100,000,000 authorized shares of Common Stock, having a par value of $0.001 per share, shall not be changed;

          (c) The Corporation's 5,000,000 authorized shares of preferred stock, having a par value of $0.001 per share, shall not be changed; and

          (d) The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Amendment which, as a result of the reverse split provided for herein, are no longer issued shares of Common Stock.
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     IN WITNESS WHEREOF, said corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this 24th day of September, 2001 and the foregoing facts stated herein are true and correct.


                                       SNOWBALL.COM, INC.

                                       /s/ James R. Tolonen
                                       ------------------------------
                                       James R. Tolonen
                                       Chief Operating Officer